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                                                                    EXHIBIT 10.4

                             THE McCLATCHY COMPANY
                         MANAGEMENT BY OBJECTIVE PLAN



The McClatchy Management By Objective Plan (the "MBO Plan") provides performance-related cash bonuses to the executives (other than the Chief Executive Officer) and selected senior staff members, department heads and supervisors of the Company. Awards under the MBO Plan are based on the full or partial achievement of pre-established performance goals relating to corporate results, business unit or department results and individual performance, depending upon the particular participant, during the prior year. Each performance objective is weighted to reflect the relative contribution to specific short-term and long-term financial, strategic and/or management practices goals applicable to the participant. To determine the bonus to which a participant is entitled, a certain number of points, targeted at 100, are awarded the participant based on the participant's performance during the prior year. These points are applied as a percentage to an amount equal to a predetermined percent (depending on the participant) of his or her base salary
for the year.   Certain selected participants may have the opportunity to earn points in excess of 100 based on the performance of the newspaper and other operations the participant oversees.